AMENDED
                   ARTICLES OF INCORPORATION
                               OF
                  DESERT HEALTH PRODUCTS, INC.



     We  the  undersigned President and Secretary of DESERT HEALTH  PRODUCTS,

INC. do hereby certify:

     That  the  Board  of Directors of said Corporation, at  a  meeting  duly convened  and  held on the 16th day of August, 1996, adopted a resolution  to amend and restate the original Articles as follows:

     Article IV of the Articles of Incorporation filed July 21, 1991 shall be deleted in its entirety and the following inserted in lieu thereof:

     ARTICLE IV

     AUTHORIZED CAPITAL.

          Section  1.   Authorized Shares.  The total number of shares  which

     this  corporation is authorized to issue is 25,000,000 shares of  Common

     Stock  of  $.001 par value and 10,000,000 shares of Preferred  Stock  of

     $.001  par  value. The authority of the Corporation to issue  non-voting convertible  and/or non-voting non-convertible preferred shares  may  be limited  by  resolution of the Board of Directors  of  the  Corporation.

     Preferred  shares  may  be issued from time to  time  as  the  Board  of

     Directors may determine in their sole judgment and without the necessity of action by the holders of Shares.

          Section  2.   Voting Rights of Stockholders.  Each  holder  of  the

     Common  Stock  shall  be entitled to one vote for each  share  of  stock standing in his name on the books of the corporation.

          Section 3. Consideration for Shares. The Common Stock shall be issued for such consideration, as shall be fixed from time to time by the  Board of Directors.  In the absence of fraud, the judgment  of  the

     Directors as to the value of any property or services received  in  full

     or  partial  payment for shares shall be conclusive.   When  shares  are

     issued  upon  payment  of  the  consideration  fixed  by  the  Board  of

     Directors, such shares shall be taken to be fully paid stock  and  shall

     be   non-assessable.   The  Articles  shall  not  be  amended  in   this

     particular.

          Section  4.  Stock Rights and Options.  The corporation shall  have the power to create and issue rights, warrants, or options entitling the holders  thereof  to purchase from the corporation  any  shares  of  its capital  stock  of any class or classes, upon such terms and  conditions and  at  such  times and prices as the Board of Directors  may  provide,

     which  terms  and conditions shall be incorporated in an  instrument  or instruments  evidencing  such rights.  In  the  absence  of  fraud,  the judgment  of the Directors as to the adequacy of consideration  for  the issuance of such rights or options and the sufficiency thereof shall  be conclusive.

     The number of shares of the corporation outstanding and entitled to vote on  an  amendment to the Articles of Incorporation is 95,000;  that  the said  changes  and amendments have been consented to and approved  by  a majority  of  the  stockholders holding at least  a  majority  of  stock

     outstanding  and  entitled  to  vote  thereon  at  a  meeting   of   the

     Shareholders held August 16, 1996.



     Dated: _ May 4, 1999


                              ___/s/ Johnny Shannon
                              JOHNNY SHANNON, President


                              /s/ Georgia D. Aadland_
                              GEORGIA D. AADLAND, Secretary

STATE OF  Arizona )
                  )  SS:
COUNTY OF Maricopa)

     On May 4, 1999, personally appeared before me, a Notary Public, JOHNNY SHANNON who is the President and GEORGIA D. AADLAND who is the Secretary of Desert Health Products, Inc., and who acknowledged to me that they executed the above instrument on behalf of the Corporation.


                              Chris O'Mara
                              ____________
                              NOTARY PUBLIC